Exhibit 99.1

12900 Snow Road Parma, OH 44130 NEWS RELEASE CONTACT: Kelly Taylor Director, Investor Relations (216) 676-2000

GrafTech Appoints Lindon G. Robertson as Chief Financial Officer

Parma, OH – June 28, 2011 – GrafTech International Ltd. (NYSE:GTI) today announced the appointment of Lindon G. Robertson as Vice President and Chief Financial Officer (CFO) effective July 18, 2011.

Mr. Robertson joins GrafTech from IBM Corporation (IBM), where he has had a twenty-seven year career in finance and international business. During his tenure at IBM, Mr. Robertson held multiple senior financial leadership roles and held international assignments in China and Japan, totaling 10 years.

Mr. Robertson recently served as Senior Managing Director for IBM Japan. Based in Tokyo, he was responsible for the finance, tax, treasury and accounting operations for IBM’s business, exceeding $10 billion in revenue. Mr. Robertson also previously served in Beijing as the senior financial executive in the early years of IBM’s operations in China. His U.S. experience includes holding the senior financial position for IBM’s hardware business, the Systems and Technology Group, exceeding $20 billion in revenue.

Craig Shular, Chairman and Chief Executive Officer, stated, “We are pleased to welcome Lindon to GrafTech. His strong financial leadership and international experience make him an outstanding addition to our leadership team as we position our Company for future growth.”

Mr. Robertson received his undergraduate degree in accounting from the University of Texas and his MBA from the University of North Carolina. He holds a CPA license from the state of North Carolina.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in over 65 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel and needle coke, the raw material essential to the production of graphite electrodes. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, petrochemical and other metals markets. We operate 16 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.